Exhibit 99.1

NEWS RELEASE

CONTACT:	James M. Gasior, President & CEO
(330) 282-4111

Cortland Bancorp Reports 2014 Annual and Fourth Quarter Financial Results;

Profits More than Double in 2014

CORTLAND, Ohio – February 2, 2015 — Cortland Bancorp (OTCQX: CLDB), the holding company for Cortland Savings and Banking Company, today reported increased profitability with solid loan growth, expanding net interest margin and improving operating efficiencies for the fourth quarter and full year in 2014. For 2014, net profits grew 117% to $3.9 million, or $0.85 per share, from $1.8 million, or $0.39 per share, for 2013.

Net income was $543,000, or $0.12 per share for the fourth quarter of 2014, compared to a net loss of $462,000, or ($0.11) for the fourth quarter a year ago. The year ago quarterly loss was attributable to a one-time impairment (“OTTI”) pre-tax charge of $2 million recorded as a mandate under the Volcker Rule. Excluding OTTI charges, net income for the fourth quarter of 2013, would have been $827,000, or $0.18 per share. Net income for the third quarter of 2014 was $955,000, or $0.21 per share.

“Our core banking operations continue to perform well generating solid performance in 2014, and we look forward to another productive year in 2015.” said James M. Gasior, President and Chief Executive Officer.

2014 Highlights (at, or for the period December 31, 2014, except as noted):

•	Earnings per share for the full year 2014 were $0.85, compared to $0.39 per share for 2013. The Volcker Rule charges reduced 2013 EPS by $0.29. EPS for the fourth quarter of 2014 were $0.12, compared to $(0.11) for the fourth quarter 2013, and $0.21 for the third quarter 2014.

•	For the full year 2014, net interest income increased 7% to $17.8 million, compared to $16.7 million for 2013. Net interest income grew 5% to $4.5 million for the fourth quarter 2014, compared to $4.3 million from the like quarter a year ago and increased 4% from $4.4 million for the third quarter 2014.

•	Net interest margin (NIM) improved by 26 basis points to 3.67% for the full year, compared to 3.41% for 2013. NIM for the fourth quarter 2014 expanded 5 basis points to 3.68% from 3.63% in the like quarter a year ago, and improved by 4 basis points from 3.64% for the third quarter of 2014.

•	Total loans increased by $13.4 million, or 4%, to $360.2 million, at December 31, 2014, compared to $346.8 million a year ago, and grew by $30 million, or 9%, from September 30, 2014.

•	Non-performing loans as a percentage of total loans were 2.58% increasing from 1.77% at the end of the prior year. In spite of the increase in non-performing loans at quarter end, asset quality remained strong with total nonperforming assets representing only 1.77% of total assets.

•	Cortland Bancorp remained well capitalized with leverage capital improving to 10.66%; while total risk-based capital to risk-weighted assets and tier 1 capital to risk-weighted assets increased to 15.82% and 14.58% respectively.

Operating Results

Net Interest Income

“As a result of solid loan growth during 2014, our net interest income was up for the quarter and for the full year,” added Gasior. Net interest income grew 7% to $17.8 million for the full year 2014, compared to $16.7 million in 2013. For the fourth quarter 2014, net interest income increased 5% to $4.5 million, from $4.3 million for the like quarter a year ago, and grew 4% from the third quarter of 2014.

Net Interest Margin

For the year ended December 31, 2014, net interest margin (NIM) improved by 26 basis points to 3.67%, compared to 3.41% for 2013. NIM expanded 5 basis points for the fourth quarter of 2014, compared to 3.63% for the like quarter a year ago and improved by 4 basis points from 3.63% for the third quarter of 2014. “Our net interest margin continues to improve, again reflecting our strong growth in our loan portfolio,” Gasior continued.

Non-Interest Income

For the fourth quarter of 2014, (excluding investment gains/losses) non-interest income was $898,000, compared to $747,000 for the like quarter a year ago, and $776,000 for the third quarter of 2014. The improvement in non-interest income is, in part, attributable to mortgage banking gains from retail mortgage originations.

On an annual basis, non-interest income (excluding investment gains/losses) was $3.2 million for the year ended December 31, 2014, compared to $4.0 million for the year 2013, reflecting the decline in mortgage banking revenues generated from wholesale mortgage lending operations during the first nine months of 2013. The wholesale mortgage lending operations were terminated at the September 2013 quarter end.

Operating Expenses

Non-interest expense declined $1.4 million, or 8%, to $15.5 million for the full year 2014, from $16.9 million for 2013, reflecting the reduction in personnel and other expenses to operate the now closed wholesale mortgage banking operation. Non-interest expense for the fourth quarter 2014 was $4.1 million, compared to $4.0 million for the fourth quarter 2013 and $3.9 million for the third quarter of 2014.

“Our efficiency ratio of 69.8% for the full year 2014 reflects our continuing efforts to contain operating expenses,” commented David Lucido, Chief Financial Officer. The efficiency ratio for 2014 improved by more than 8% when compared to the efficiency ratio of 78.30% for the full year 2013. For the fourth quarter 2014, the efficiency ratio was 72.72%, down from 74.14% for the fourth quarter 2013 and up slightly from 70.89% for the third quarter 2014.

Balance Sheet and Asset Quality

Total assets increased to $568.9 million at December 31, 2014, compared to $556.9 million at December 31, 2013, and $549.3 million at September 30, 2014. Investment securities totaled $170.1 million at December 31, 2014, compared to $168.1 million at December 31, 2013, and $172.8 million at September 30, 2014. Securities are primarily comprised of high-grade mortgage-backed securities issued by U.S. Government sponsored entities.

Total loans increased 4% to $360.2 million at December 31, 2014, compared to $346.8 million a year ago, and grew 9% from $330.2 million at September 30, 2014. Interest and fees on loans contributed $4.1 million to fourth quarter revenues. “Loan demand remains strong and over the last several years, we have been able to grow the loan portfolio while maintaining a stringent focus on credit quality,” commented Gasior.

Nonperforming assets (NPAs) were 1.77% of total assets at December 31, 2014, compared to 1.32% of total assets a year ago, and 1.50% of total assets in the preceding quarter. Nonperforming loans (NPLs) were 2.58% of total loans at December 31, 2014, compared to 1.77% of total loans at December 31, 2013, and 2.26% of total loans at September 30, 2014. “The increase in NPLs from the year ago quarter was primarily the result of a limited number of commercial accounts rather than a broad deterioration of asset quality in any specific loan type. As a result of the increase in NPLs, Cortland increased the provision for loan losses during the fourth quarter of 2014. The provision for loan losses was $1.6 million for the full year 2014, compared to a provision of $650,000 in 2013.

The allowance for loan losses to total loans ratio was 1.44% at December 31, 2014, compared to 1.09% a year ago and 1.24% at September 30, 2014.

There were $3.7 million in performing restructured loans included in nonperforming loans at the end of the fourth quarter of 2014, compared to $4.2 million at December 31, 2013. Excluding performing restructured loans, nonperforming loans were $5.6 million at the end of December compared to $2 million a year ago. The coverage ratio of the allowance for loan losses to nonperforming loans was 56.07% at December 31, 2014, compared to 61.17% a year ago and 54.75% three months earlier.

Net charge-offs were $26,000, or 0.03% of total average loans for the fourth quarter of 2014, compared to net charge-offs of $329,000, or 0.42% of total average loans for the fourth quarter of 2013. On an annual basis, net charge-offs as a percentage of average loans were .06% for fiscal 2014 and .23% for fiscal 2013.

Capital

Cortland Bancorp continues to remain well capitalized under all regulatory measures, with capital ratios exceeding the statutory well-capitalized thresholds by an ample margin. At December 31, 2014, capital ratios were as follows:

Ratio	Cortland Bancorp	Well-capitalized Minimum
Tier 1 leverage ratio	10.66%	5.00%
Tier 1 risk-based capital ratio	14.58%	6.00%
Total risk-based capital ratio	15.82%	10.00%

Regional Conditions

Ohio’s unemployment rate (seasonally adjusted) was 5.0% in November 2014, down from 5.3% in October 2014. Ohio’s nonfarm wage and salary employment increased 17,900 over the month, to 5,329,200 in November from a revised 5,311,300 in October. The number of workers unemployed in Ohio in November was 287,000, down 18,000 from 305,000 in October. The number of unemployed has decreased by 130,000 in the past 12 months from 417,000. The November unemployment rate for Ohio was down from 7.2% in November 2013. By comparison, the U.S. unemployment rate for November was unchanged from October at 5.8%, and down from 7.0% in November 2013. http://jfs.ohio.gov/RELEASES/unemp/201412/index.stm

Central Ohio’s unemployment rate held steady at 4% in December 2014, according to a monthly report from the Ohio Department of Job and Family Services that was seasonally adjusted by economist Bill LaFayette. The eight-county region’s jobless rate averaged 4.6% for the full year, down from 6.3% in 2013 and the lowest mark since a 3.5% average in 2001. http://www.bizjournals.com/columbus/news/2015/01/27/central-ohio-s-unemployment-rate-falls-to-4-6-for.html

About Cortland Bancorp

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the Company’s bank subsidiary, The Cortland Savings and Banking Company conducts business through twelve full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, and Ashtabula in Northeastern Ohio. For additional information about Cortland Banks visit http://www.cortland-banks.com.

Forward-Looking Statement

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Cortland Bancorp or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy, as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

SELECTED FINANCIAL DATA

(In thousands of dollars, except for ratios and per share amounts)

Unaudited

	Three Months Ended					Twelve Months Ended
	Dec. 31, 2014	Dec. 31, 2013	Var %	Sept. 30, 2014	Var %	Dec. 31, 2014	Dec. 31, 2013	Var %
SUMMARY OF OPERATIONS
Interest income	$5,222	$5,129	2%	$5,103	2%	$20,665	$20,060	3%
Interest expense	(688)	(792)	(13)	(726)	(5)	(2,884)	(3,404)	(15)

Net interest income	4,534	4,337	5	4,377	4	17,781	16,656	7
Provision for loan losses	(1,150)	(150)	667	(188)	512	(1,638)	(650)	152

NII after loss provision	3,384	4,187	(19)	4,189	(19)	16,143	16,006	1
Investment security gains (losses)	397	(1,893)	(121)	58	584	915	(1,234)	(174)
Non-interest income	898	747	20	776	16	3,212	3,979	(19)
Non-interest expense	(4,115)	(3,966)	4	(3,852)	7	(15,499)	(16,879)	(8)

Income before tax	564	(925)	(161)	1,171	(52)	4,771	1,872	155
Federal income tax expense (benefit)	21	(463)	(105)	216	(90)	902	88	925

Net income (loss)	$543	$(462)	(218)%	$955	(43)%	$3,869	$1,784	117%

PER COMMON SHARE DATA
Number of shares outstanding (000s)	4,528	4,528	—%	4,528	—%	4,528	4,528	—%
Earnings per share	$0.12	$(0.11)	(209)	$0.21	(43)	$0.85	$0.39	118
Dividends	0.05	0.03	67	0.05	—	0.18	0.12	50
Market value	15.75	10.25	54	13.50	17	15.75	10.25	54
Book value	12.33	10.94	13	12.20	1	12.33	10.94	13
Market value to book value	127.74%	93.69%	36	110.66%	15	127.74%	93.69%	36

BALANCE SHEET DATA
Assets	$568,932	$556,918	2%	$549,297	4%	$568,932	$556,918	2%
Investments securities	170,108	168,133	1	172,805	(2)	170,108	168,133	1
Total loans	360,185	346,833	4	330,187	9	360,185	346,833	4
Total deposits	456,761	448,669	2	430,255	6	456,761	448,669	2
Borrowings	49,914	51,559	(3)	57,223	(13)	49,914	51,559	(3)
Shareholders’ equity	55,852	49,535	13	55,245	1	55,852	49,535	13

AVERAGE BALANCE SHEET DATA
Average assets	$552,680	$529,608	4%	$540,285	2%	$542,542	$540,510	0%
Average total loans	335,885	314,171	7	320,798	5	325,747	306,411	6
Average total deposits	437,923	426,522	3	425,949	3	428,468	435,550	(2)
Average shareholders’ equity	55,756	49,527	13	54,553	2	53,648	49,449	8

ASSET QUALITY RATIOS
Net (charge-offs) recoveries	$(26)	$(329)	(92)%	$(244)	(89)%	$(200)	$(711)	(72)%
Net (charge-offs) recoveries to average loans	(0.03)%	(0.42)%	(93)%	(0.30)%	(90)%	(0.06)%	(0.23)%	(74)%
Non-performing loans as a % of loans	2.58	1.77	46	2.26	14	2.58	1.77	46
Non-performing assets as a % of assets	1.77	1.32	34	1.50	18	1.77	1.32	34
Allowance for loan losses as a % of total loans	1.44	1.09	32	1.24	16	1.44	1.09	32
Allowance for loan losses as a % of non-performing loans	56.07	61.17	(8)	54.75	2	56.07	61.17	(8)

FINANCIAL RATIOS\STATISTICS
Return on average equity	3.90%	(3.73)%	205%	7.00%	(44)%	7.21%	3.61%	100%
Return on average assets	0.39	(0.35)	211	0.71	(45)	0.71	0.33	115
Net interest margin	3.68	3.63	1	3.64	1	3.67	3.41	8
Efficiency ratio	72.72	74.14	(2)	70.89	3	69.78	78.30	(11)
Number of employees (FTE)	153	152	1	154	(1)	153	164	(7)

CAPITAL RATIOS
Tier 1 leverage ratio
Company	10.66%	10.35%	3%	10.86%	(2)%	10.66%	10.35%	3%
Bank	9.17	8.80	4	9.34	(2)	9.17	8.80	4
Tier 1 risk-based capital ratio
Company	14.58	13.26	10	14.69	(1)	14.58	13.26	10
Bank	12.56	11.29	11	12.65	(1)	12.56	11.29	11
Total risk-based capital ratio
Company	15.82	14.19	11	15.74	1	15.82	14.19	11
Bank	15.31	13.68	12	15.22	1	15.31	13.68	12